Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

July 10, 2009

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel to SunGard Data Systems Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Schedule I Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company, the Schedule I Guarantors and the subsidiaries of the Company listed on Schedule II hereto (the “Schedule II Guarantors” and, together with the Schedule I Guarantors, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $500,000,000 aggregate principal amount of 10 5/8% Senior Notes due 2015 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated as of September 29, 2008 (the “Indenture”) among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The Exchange Notes will be offered by the Company in exchange for $500,000,000 aggregate principal amount of its outstanding 10 5/8% Senior Notes due 2015.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission and incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) each of the Schedule II Guarantors, all of which were incorporated or formed in jurisdictions other than the State of New York or the State of Delaware, have been duly formed, are validly existing and in good standing and have duly authorized, executed and delivered the Indenture in accordance with their charter and by-laws or similar organizational documents and the law of the respective jurisdictions in which they are incorporated or formed, as applicable, and (2) the execution, delivery and performance of the Indentures and the Guarantees by each of the Schedule II Guarantors does not and will not violate the laws of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, or any other applicable law (except that we make no such assumption with respect to the law of the State of New York and the federal law of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described above, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Guarantors Incorporated or Formed in the States of New York or Delaware

Subsidiary	State of Incorporation or Formation
Advanced Portfolio Technologies, Inc.	Delaware
Automated Securities Clearance LLC	Delaware
BancWare LLC	Delaware
Derivatech Risk Solutions Inc.	Delaware
Inflow LLC	Delaware
Online Securities Processing Inc.	Delaware
SIS Europe Holdings LLC	Delaware
SRS Development Inc.	Delaware
SunGard Asia Pacific Inc.	Delaware
SunGard Availability Services Ltd.	Delaware
SunGard Business Systems LLC	Delaware
SunGard Computer Services LLC	Delaware
SunGard Consulting Services LLC	Delaware
SunGard CSA LLC	Delaware
SunGard Development Corporation	Delaware
SunGard DIS Inc.	Delaware
SunGard Energy Systems Inc.	Delaware
SunGard eProcess Intelligence LLC	Delaware
SunGard ERisk Inc.	Delaware
SunGard Financial Systems LLC	Delaware
SunGard Higher Education Advancement Inc.	Delaware
SunGard Higher Education Inc.	Delaware
SunGard Higher Education Managed Services Inc.	Delaware
SunGard Investment Systems LLC	Delaware
SunGard Investment Ventures LLC	Delaware
SunGard iWORKS LLC	Delaware
SunGard iWORKS P&C (US) Inc.	Delaware
SunGard Kiodex Inc.	Delaware
SunGard NetWork Solutions Inc.	Delaware
SunGard Reference Data Solutions LLC	Delaware
SunGard SAS Holdings Inc.	Delaware
SunGard Securities Finance LLC	Delaware
SunGard Securities Finance International LLC	Delaware
SunGard Shareholder Systems LLC	Delaware
SunGard Software, Inc.	Delaware
SunGard Technology Services LLC	Delaware
SunGard VeriCenter, Inc.	Delaware
SunGard VPM Inc.	New York
SunGard Workflow Solutions LLC	Delaware

Schedule II

Guarantors Incorporated or Formed in Jurisdictions other than the States of New York or Delaware

Subsidiary	State of Incorporation or Formation
Exeter Educational Management Systems, Inc.	Massachusetts
SunGard Availability Services LP	Pennsylvania
SunGard AvantGard LLC	California
SunGard Corbel LLC	California
SunGard Public Sector Inc.	Florida
SunGard Systems International Inc.	Pennsylvania